Exhibit 99.1

Zhongpin Inc.
Room 902, Building F, Phoenix Place, A5 Shuguangxili, Chaoyang District,
Beijing, China 100028, telephone +86 10 8455 4188 extension 106, ir@zhongpin.com

Zhongpin Establishes Special Committee
to Evaluate Non-binding Going Private Proposal

BEIJING and CHANGGE, China, April 13, 2012 /PRNewswire-Asia-FirstCall/ -- Zhongpin Inc. (“Zhongpin” or the ”Company,” NASDAQ: HOGS), a leading meat and food processing company in the People's Republic of China, today announced that it has established a special committee of its board of directors (the “Special Committee”) to consider the preliminary, non-binding proposal received from Zhongpin’s Chairman and Chief Executive Officer, Mr. Xianfu Zhu, on March 27, 2012 to acquire all of the outstanding shares of the Company’s common stock not currently owned by him in a going private transaction (the “Zhu Proposal”).

The Special Committee is composed of the following independent directors of the Company: Mr. Raymond Leal, Mr. Xiaosong Hu, and Mr. Yaoguo Pan. The Special Committee has retained Akin Gump Strauss Hauer & Feld LLP as its legal advisor and intends to retain independent financial advisors to assist it in its evaluation of the Zhu Proposal and any additional proposal that may be made by Mr. Zhu and his affiliates, if any.

No decisions have been made by the Special Committee with respect to the Company’s response to the Zhu Proposal and there can be no assurance that any definitive offer will be made, that any agreement will be executed, or that the Zhu Proposal or any other transaction will be approved or consummated.

About Zhongpin

Zhongpin Inc. is a leading meat and food processing company that specializes in pork and pork products, vegetables, and fruits in China. Its distribution network in China covers 20 provinces plus Beijing, Shanghai, Tianjin, and Chongqing and includes 3,428 retail outlets as of December 31, 2011. Zhongpin's export markets include Europe, Hong Kong, and other countries in Asia. For more information about Zhongpin, please visit Zhongpin's website at http://www.zpfood.com.

Zhongpin Inc.
Room 902, Building F, Phoenix Place, A5 Shuguangxili, Chaoyang District,
Beijing, China 100028, telephone +86 10 8455 4188 extension 106, ir@zhongpin.com

Safe Harbor Statement

This news release contains certain statements that may include “forward looking statements.” All statements other than statements of historical fact included herein are “forward-looking statements.” These forward looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects,” or similar expressions. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Zhongpin Inc.

Mr. Sterling Song (English and Chinese)

Director of Investor Relations

Telephone +86 10 8455 4188, extension 106 in Beijing

ir@zhongpin.com

Mr. Warren (Feng) Wang (English and Chinese)

Chief Financial Officer

Telephone +86 10 8455 4388 in Beijing

warren.wang@zhongpin.com

Christensen

Mr. Julian (Yujia) Zhao (English and Chinese)

Telephone +86 10 5826 4727 in Beijing

yzhao@christensenir.com

Mr. Tom Myers (English)

tmyers@christensenir.com